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Exhibit 10.5

Execution Copy

OMNIBUS AGREEMENT

among

CROSSTEX ENERGY HOLDINGS INC.

CROSSTEX ENERGY GP, LLC

CROSSTEX ENERGY GP, L.P.

CROSSTEX ENERGY SERVICES, L.P.

and

CROSSTEX ENERGY, L.P.

OMNIBUS AGREEMENT

        THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date by and among Crosstex Energy Holdings Inc., a Delaware corporation ("Crosstex Energy Holdings"), Crosstex Energy GP, LLC, a Delaware limited liability company ("Crosstex GP"), Crosstex Energy GP, L.P., a Delaware limited partnership (the "General Partner"), Crosstex Energy Services, L.P., a Delaware limited partnership (the "Operating Partnership"), and Crosstex Energy, L.P., a Delaware limited partnership (the "Partnership").

R E C I T A L S:

        Crosstex Energy Holdings, Crosstex GP, the Partnership, the Operating Partnership and the General Partner desire by their execution of this Agreement to evidence their understanding, (i) as more fully set forth in Article II of this Agreement, with respect to (a) those business opportunities that Crosstex Energy Entities (as defined herein) will not pursue during the term of this Agreement unless each of the Partnership and the Operating Partnership has declined to engage in such business opportunity for its own account and (b) the procedures whereby such business opportunities are to be offered to the Partnership and the Operating Partnership and accepted or declined and (ii) as more fully set forth in Article III of this Agreement, with respect to the maximum amount to be paid by the Partnership to the General Partner and its Affiliates for general and administrative services in the one year period following the date hereof.

        In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

        1.1    Definitions.     (a) Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        (b)  As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Affiliate" has the meaning assigned to such term in the Partnership Agreement.

          "Agreement" means this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 4.5 hereof.

          "Allocated General and Administrative Expenses" means expenses associated with centralized corporate functions including general and administrative services and including, but not limited to, certain management, engineering, legal, accounting, finance, information technology, insurance, human resource, administration of employee benefit plans and other shared corporate services; provided, however, that Allocated General and Administrative Expenses shall not include the direct operating and maintenance expenses associated with the operation of the assets of the Partnership.

          "Change of Control" has the meaning assigned to such term in Section 2.4.

          "Closing Date" means the date of the closing of the Partnership's initial public offering of Common Units.

          "Common Units" has the meaning assigned to such term in the Partnership Agreement.

          "Conflicts Committee" has the meaning assigned to such term in the Partnership Agreement.

          "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

          "Crosstex Energy Entities" means Crosstex Energy Holdings and any Person controlled, directly or indirectly, by Crosstex Energy Holdings other than the Partnership Group.

          "Crosstex Energy Holdings" has the meaning assigned to such term in the preamble to this Agreement.

          "Crosstex GP" has the meaning assigned to such term in the preamble to this Agreement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "General Partner" has the meaning assigned to such term in the preamble to this Agreement.

          "Group Member" means a member of the Partnership Group.

          "Initial Offering" has the meaning assigned to such term in the Partnership Agreement.

          "Management" means collectively those individuals who are listed as executive officers of Crosstex GP in the final prospectus relating to the Initial Offering.

          "Offer" has the meaning assigned to such term in Section 2.3.

          "Operating Partnership" has the meaning assigned to such term in the preamble to this Agreement.

          "Partnership" has the meaning assigned to such term in the preamble to this Agreement.

          "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the parties to this Agreement.

          "Partnership Group" means the Partnership, the Operating Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

          "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

          "Restricted Business" has the meaning assigned to such term in Section 2.1.

          "Subsidiary" has the meaning assigned to such term in the Partnership Agreement.

          "Voting Securities" means securities of any class of Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

          "Yorktown Funds" means Yorktown Energy Partners IV, L.P., Yorktown Energy Partners V, L.P. and any other investment fund sponsored by or managed by Yorktown Partners, LLC, including any fund formed subsequent to the Closing Date.

ARTICLE II
Business Opportunities

        2.1    Restricted Businesses.     For so long as the General Partner (or any Affiliate of Crosstex Energy Holdings) is a general partner of the Partnership, each of the Crosstex Energy Entities shall be prohibited from engaging in the business of gathering, transmitting, treating, processing, storing and marketing of natural gas and the transportation, fractionation, storing and marketing of natural gas liquids (the "Restricted Business").

        2.2    Permitted Exceptions.     Notwithstanding any provision of Section 2.1 to the contrary, a Crosstex Energy Entity may pursue an opportunity to purchase or invest in, and may ultimately purchase, own and/or operate, a Restricted Business under the following circumstances:

        (a)  The Restricted Business was engaged in by a Crosstex Energy Entity on the date of this Agreement, including, without limitation, the business relating to the Excluded Assets (as defined in the First Contribution, Conveyance and Assumption Agreement, dated as of November 27, 2002, among Crosstex Energy Holdings, the Partnership, the Operating Partnership, the General Partner and the other parties named therein); provided, however, that any future acquisitions or opportunities related to such Restricted Business shall be subject to the procedures set forth in Section 2.3.

        (b)  The Crosstex Energy Entity first offers the Partnership the opportunity to pursue such opportunity and the board of directors of Crosstex GP (with the approval of the Conflicts Committee) has elected not to cause a Group Member to pursue such opportunity or acquisition in accordance with the procedures set forth in Section 2.3.

        (c)  The fair market value of the assets that comprise the Restricted Business represents less than a majority of the fair market value of the business being considered for purchase or investment, in the reasonable belief of majority of the board of directors of Crosstex Energy Holdings; provided that the Crosstex Energy Entity subsequently offers the Partnership the opportunity to purchase the assets that comprise the Restricted Business in accordance with the procedures set forth in Section 2.3 and the board of directors of Crosstex GP, with the approval of the Conflicts Committee, has elected not to cause a Group Member to pursue such opportunity or acquisition.

        2.3    Procedures.     (a) In the event that a Crosstex Energy Entity becomes aware of an opportunity to purchase a Restricted Business, then as soon as practicable, such Crosstex Energy Entity shall notify the Partnership of such opportunity and deliver to Crosstex GP all information prepared by or on behalf of such Crosstex Energy Entity relating to such potential purchase. As soon as practicable, but in any event within 30 days after receipt of such notification and information, Crosstex GP, on behalf of the Partnership, shall notify the Crosstex Energy Entity that either (i) Crosstex GP, on behalf of the Partnership, has elected, with the approval of the Conflicts Committee, not to cause a Group Member to pursue the opportunity to acquire such Restricted Business, or (ii) Crosstex GP, on behalf of the Partnership, has elected to cause a Group Member to pursue the opportunity to acquire such Restricted Business. If, at any time, Crosstex GP abandons such opportunity (as evidenced in writing by Crosstex GP following the request of the Crosstex Energy Entity), the Crosstex Energy Entity may pursue such opportunity. Any Restricted Business which is permitted to be purchased by a Crosstex Energy Entity must be so purchased (i) within 12 months of the time the Crosstex Energy Entity becomes able to pursue such acquisition in accordance with the provisions of this Section 2.3 and (ii) on terms not materially more favorable to the Crosstex Energy Entity than were offered to the Partnership. If either of these conditions are not satisfied, the opportunity must be reoffered to the Partnership in accordance with this Section 2.3(a).

        (b)  In the event that a Crosstex Energy Entity acquires a Restricted Business as part of a larger transaction in accordance with Section 2.2(c), then not later than 30 days after the consummation of the acquisition, such Crosstex Energy Entity shall notify Crosstex GP of such purchase and offer the Partnership the opportunity to purchase the Restricted Business constituting a portion of such purchase and deliver to Crosstex GP all information prepared by or on behalf of or in the possession of such Crosstex Energy Entity relating to the Restricted Business. As soon as practicable, but in any event within 60 days after receipt of such notification, Crosstex GP shall notify the Crosstex Energy Entity that either (i) Crosstex GP has elected, with the approval of the Conflicts Committee, not to cause a Group Member to purchase such Restricted Business, in which event the Crosstex Energy Entity shall be forever free to continue to engage in such particular Restricted Business; provided, however, that any future acquisitions or opportunities related to such particular Restricted Business shall be subject to the procedures set forth in this Section 2.3, or (ii) Crosstex GP has elected to cause a Group Member to purchase such Restricted Business, in which event the following procedures shall be followed:

            (i)  Within 30 days of receipt of the notice from Crosstex GP that Crosstex GP has elected to cause a Group Member to purchase the Restricted Business, the Crosstex Energy Entity shall submit a good faith offer to Crosstex GP to sell the Restricted Business (the "Offer") to any Group Member on the terms and for the consideration stated in the Offer.

          (ii)  After receipt of such Offer by Crosstex GP, the Crosstex Energy Entity and Crosstex GP shall negotiate in good faith the terms on which the Restricted Business will be sold to a Group Member. The Crosstex Energy Entity shall provide all information concerning the business, operations and finances of such Restricted Business as may be reasonably requested by Crosstex GP.

          (iii)  If the Crosstex Energy Entity and Crosstex GP agree on such terms within 60 days after receipt by Crosstex GP of the Offer, a Group Member shall purchase the Restricted Business on such terms as soon as commercially practicable after such agreement has been reached.

          (iv)  If the Crosstex Energy Entity and Crosstex GP are unable to agree on the terms of a sale during the 60-day period after receipt by Crosstex GP of the Offer, the Crosstex Energy Entity and Crosstex GP will engage an independent investment banking firm with a national reputation to determine the fair market value of the Restricted Business. In determining the fair market value of the Restricted Business, the investment banking firm will have access to the proposed sale and purchase values for the Offer submitted by the Crosstex Energy Entity and Crosstex GP, respectively. Such investment banking firm will determine the value of the Restricted Business within 30 days and furnish the Crosstex Energy Entity and Crosstex GP with its opinion of such value. The fees and expenses of the investment banking firm's appraisal will be split equally between the Crosstex Energy Entity and the Partnership Group. Upon receipt of such opinion, Crosstex GP will have the option, but not the obligation, subject to the approval of the Conflicts Committee, to:

          (v)  (A) cause a Group Member to purchase the Restricted Business in accordance with the following process:

            (1)  if the valuation of the investment banking firm is in the range between the proposed sale/purchase values of the Crosstex Energy Entity and Crosstex GP, a Group Member will have the right to purchase the Restricted Business at the valuation submitted by the investment banking firm;

            (2)  if the valuation of the investment banking firm is less than the proposed purchase value submitted by Crosstex GP, a Group Member will have the right to purchase the Restricted Business at the valuation submitted by the investment banking firm; and

            (3)  if the valuation of the investment banking firm is greater than the proposed sale value submitted by the Crosstex Energy Entity, a Group Member will have the right to purchase the Restricted Business for the amount submitted by the Crosstex Energy Entity; or

          (B)  decline to purchase such Restricted Business, in which event the Crosstex Energy Entity forever will be free to continue to own and operate the assets and business comprising such particular Restricted Business; provided, however, that any future acquisitions or opportunities related to such particular Restricted Business shall be subject to the procedures set forth in this Section 2.3.

        2.4    Termination.     The provisions of Article II may be terminated by any of the Crosstex Energy Entities upon or at any time after a "Change of Control" of Crosstex Energy Holdings, Crosstex GP or

the General Partner by written notice to the Partnership. A Change of Control of Crosstex Energy Holdings, Crosstex GP or the General Partner shall be deemed to have occurred upon the occurrence of one or more of the following events: (a) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Crosstex Energy Holdings, Crosstex GP or the General Partner to any other Person unless immediately following such sale, lease, exchange, or other transfer such assets are owned, directly or indirectly, by the Crosstex Energy Entities, the Yorktown Funds or Management; (b) the consolidation or merger of Crosstex Energy Holdings, Crosstex GP or the General Partner with or into another Person pursuant to a transaction in which the outstanding Voting Stock of Crosstex Energy Holdings, Crosstex GP or the General Partner is changed into or exchanged for cash, securities, or other property, other than any such transaction where (i) the outstanding Voting Stock of Crosstex Energy Holdings, Crosstex GP or the General Partner is changed into or exchanged for Voting Stock of the surviving corporation or its parent and (ii) the holders of the Voting Stock of Crosstex Energy Holdings, Crosstex GP or the General Partner immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving Person or its parent immediately after such transaction; and (c) a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Stock of Crosstex Energy Holdings, Crosstex GP or the General Partner, other than (i) in a merger or consolidation that would not constitute a Change of Control under clause (b) above and (ii) the Yorktown Funds or Management.

        2.5    Scope of Prohibition.     Except as provided in this Article II and the Partnership Agreement, each Crosstex Energy Entity shall be free to engage in any business activity whatsoever, including those that may be in direct competition with any Group Member. In addition, each Yorktown Fund will be free to own or engage in any business activity whatsoever, including those that may be in direct competition with any Group Member.

        2.6    Enforcement.     The Crosstex Energy Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Crosstex Energy Entities of their covenants and agreements set forth in this Article II, and that any breach by the Crosstex Energy Entities of their covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. The Crosstex Energy Entities further agree and acknowledge that any Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Crosstex Energy Entities from such breach, and consent to the issuance of injunctive relief under this Agreement.

ARTICLE III
Services

        3.1    General and Administrative Reimbursement.     The amount for which the General Partner or its Affiliates shall be entitled to reimbursement from the Partnership pursuant to Sections 7.4(b) and 7.6(c) of the Partnership Agreement for Allocated General and Administrative Expenses shall not exceed $6.0 million in the aggregate in the 12 months following the date of this Agreement; provided further, that such reimbursement cap will not apply to the cost of any third party legal, accounting or advisory services received, or the direct expenses of the General Partner and its Affiliates incurred, in connection with acquisition or business development opportunities evaluated on behalf of the Partnership.

ARTICLE IV
Miscellaneous

        4.1    Choice of Law; Submission to Jurisdiction.     This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in Wilmington, Delaware.

        4.2    Notice.     All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below such party's signature to this Agreement, or at such other address as such party may stipulate to the other parties in the manner provided in this Section 4.2.

        4.3    Entire Agreement.     This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

        4.4    Effect of Waiver or Consent.     No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

        4.5    Amendment or Modification.     This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that the Partnership and the Operating Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

        4.6    Assignment.     No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

        4.7    Counterparts.     This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

        4.8    Severability.     If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        4.9    Gender, Parts, Articles and Sections.     Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement, unless the context otherwise requires.

        4.10    Further Assurances.     In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

        4.11    Withholding or Granting of Consent.     Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

        4.12    U.S. Currency.     All sums and amounts payable to or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

        4.13    Laws and Regulations.     Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any applicable law, statute, rule or regulation.

        4.14    Negotiation of Rights of Crosstex Energy Holdings, Limited Partners, Assignees, and Third Parties.     The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no shareholder of Crosstex Energy Holdings and no limited partner, member, assignee or other Person of the Partnership or the Operating Partnership shall have the right, separate and apart from Crosstex Energy Holdings, the Partnership or the Operating Partnership, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

[Remainder of This Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

CROSSTEX ENERGY HOLDINGS INC.
By:	/s/ BRYAN H. LAWRENCE Bryan H. Lawrence Chairman
Address for Notice:
2501 Cedar Springs, Suite 600 Dallas, Texas 75201
CROSSTEX ENERGY GP, LLC
By:	/s/ WILLIAM W. DAVIS William W. Davis Senior Vice President and Chief Financial Officer
Address for Notice:
2501 Cedar Springs, Suite 600 Dallas, Texas 75201
CROSSTEX ENERGY GP, L.P.
By:	Crosstex Energy GP, LLC, its general partner
	By:	/s/ WILLIAM W. DAVIS William W. Davis Senior Vice President and Chief Financial Officer
Address for Notice:
2501 Cedar Springs, Suite 600 Dallas, Texas 75201

CROSSTEX ENERGY SERVICES, L.P.
By:	Crosstex Energy Services GP, LLC, its general partner
	By:	/s/ BARRY E. DAVIS Barry E. Davis President and Chief Executive Officer
Address for Notice:
2501 Cedar Springs, Suite 600 Dallas, Texas 75201
CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P., its general partner
	By:	Crosstex Energy GP, LLC, its general partner
		By:	/s/ WILLIAM W. DAVIS William W. Davis Senior Vice President and Chief Financial Officer
Address for Notice:
2501 Cedar Springs, Suite 600 Dallas, Texas 75201

QuickLinks

  Exhibit 10.5
  Execution Copy
OMNIBUS AGREEMENT
R E C I T A L S
ARTICLE I Definitions
  1.1 Definitions.
ARTICLE II Business Opportunities
  2.1 Restricted Businesses.
  2.2 Permitted Exceptions.
  2.3 Procedures.
  2.4 Termination.
  2.5 Scope of Prohibition.
  2.6 Enforcement.
ARTICLE III Services
  3.1 General and Administrative Reimbursement.
ARTICLE IV Miscellaneous
  4.1 Choice of Law; Submission to Jurisdiction.
  4.2 Notice.
  4.3 Entire Agreement.
  4.4 Effect of Waiver or Consent.
  4.5 Amendment or Modification.
  4.6 Assignment.
  4.7 Counterparts.
  4.8 Severability.
  4.9 Gender, Parts, Articles and Sections.
  4.10 Further Assurances.
  4.11 Withholding or Granting of Consent.
  4.12 U.S. Currency.
  4.13 Laws and Regulations.
  4.14 Negotiation of Rights of Crosstex Energy Holdings, Limited Partners, Assignees, and Third Parties.